For immediate release

                     COMMITTEE TO RESTORE STOCKHOLDER VALUE
                URGES VOTE AGAINST COMPETITIVE TECHNOLOGIES, INC.

AUGUSTA, GA (JANUARY 9, 2007) THE COMMITTEE TO RESTORE STOCKHOLDER VALUE announced today that their definitive proxy statement to replace the current Board of Directors of Competitive Technologies, Inc. (AMEX: CTT), based in Fairfield, CT, is being received in the mail by CTT's shareholders. The Annual Meeting of CTT is scheduled for January 16, 2007.

Shareholders who maintain their shares with their bank or broker, i.e., street name shares, are urged to vote their BLUE proxy card for the Committee's slate of Directors. The Committee notes that there are three ways for these CTT shareholders to vote their BLUE proxy card:

- Online - the quickest way for shareholders to vote - shareholders go to www.proxyvote.com, enter the control number shown on their BLUE proxy card, click on "Postal Mail Recipients" and follow instructions.

- By Telephone - shareholders dial 1-800-454-8683 as indicated on the BLUE proxy and follow instructions for voting for the Committee's slate. The control number, account, Cusip and client numbers may be needed.

- By Mail - shareholders indicate their vote for the Committee's slate by marking an "X" in the box FOR all nominees on the BLUE proxy, signing and dating the proxy, and mailing it in the enclosed return envelope.

The Committee urges all CTT street-name shareholders to use one of the first two methods, Online or Telephone voting, in order to expedite the process in view of time restraints involved. The Committee reminds CTT shareholders that simply marking the White proxy with a "Withhold All Nominees" vote does not cast a vote for the Committee's slate. The vote will not count; it is as if the vote is thrown away or not cast at all. CTT SHAREHOLDERS MUST VOTE ON THE BLUE PROXY FOR THE COMMITTEE'S SLATE OF DIRECTORS FOR THE VOTE TO COUNT.

Shareholders who maintain their CTT shares as registered with CTT have already received a mailing that included a BLUE proxy card from the Committee. CTT registered shareholders who received those cards should indicate their vote for the Committee's slate by marking FOR all nominees on the BLUE proxy, and mailing it to the Committee in the enclosed return envelope they received at that time.

The Committee - firmly committed to restore shareholder value to CTT by replacing the current Board of Directors, returning to the successful leadership of John B. Nano, CTT's former President and CEO, and implementing profitable business strategies - urges all CTT shareholders to cast their VOTE FOR the Committee's Director Nominees with the BLUE proxy.

The Committee asks all CTT shareholders to seriously consider the Committee's important message before casting their vote. The Committee reminds all CTT shareholders that the last dated proxy cast by the shareholder prevails.

The Committee believes that the extensive qualifications of their slate of candidates will return to CTT substantial business experience in CTT's business, a successful track record in managing growth, and serious management expertise through a legacy team. The Committee urgently asks for support of stockholders, advisors and brokers to restore CTT to profitability, to drive growth, and to increase shareholder value.

More information on the Committee's proxy filing (DFRN14A, filed by non-management on December 26, 2006) is available at the SEC website, www.sec.gov, under company filings. Any questions can be addressed by contacting the Committee.

Contact:     John  Derek  Elwin  III
Tel:         561  789  6449
Email:       restorevalue@yahoo.com